EXHIBIT 3.3

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

INNOVATIVE COMPANIES, INC

Pursuant to the provisions of Section 607,1006, Florida Statutes, this Florida profit Corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:

RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that item 1 of the Certificate of Incorporation be amended to read in its entirety as follows:

1. The name of this Corporation is GeoPharma, Inc.

SECOND:	The date of this amendment’s adoption is May 18, 2004.

THIRD:	Adoption of Amendment(s) (CHECK ONE)

☒	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups.
The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by

.”
Voting group

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 7th day of June 2004.

Signature:
Mihir K. Taneja
Typed or printed name

Chief Executive Officer
Title

2